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[TRANSLATION FROM HEBREW]

EXHIBIT 4.(a).30
                                  [State Seal]

         GENERAL LICENSE FOR PARTNER COMMUNICATIONS COMPANY LTD.
         FOR THE PROVISION OF MOBILE RADIO PHONE SERVICES BY THE
                           CELLULAR METHOD (MRP)

                           AMENDMENT NO. 15

By virtue of my power under section 4(e) of the Communications
(Telecommunications and Broadcasting) Law, 5742-1982, I hereby amend the general licence for the provision of mobile radio phone services by the cellular method
(MRP) granted to Partner Communications Company Ltd. on 7th April 1998 as follows:

TEMPORARY MEASURE (b)- AMENDMENT OF CLAUSE 75.9

     1.   At the end of clause 75.9, add:

         "except to 1-800 numbers in the special numbering plan, that have been allocated for the use of the international operators for the purpose of providing international telecommunications message services, as defined in the license of the international operator (a)".

                                      (sgd)
              24 October, 2002        Reuven (Ruby) Rivlin
                                      Minister of Communications

     a) Simultaneous bi-directional transmission of speech as well as simultaneous transmission of facsimile messages, in an international telecommunications system.

     b) This temporary measure will be in force until the 1-800 access codes that are being used by the international operators for the purpose of providing international telecommunications message services will be changed, or until article 75.9 will be changed, the earlier of the two.